Exhibit 21.1

SUBSIDIARIES OF LIGHTSCAPE TECHNOLOGIES INC.

			Percentage of
	Date of	Place of	effective
Name of subsidiary	incorporation	incorporation	ownership

Tech Team Holdings Limited	February 15, 2002	The Cayman Islands	100

Tech Team Investment Limited	March 24, 2000	The British Virgin Islands	100

Tech Team Development (Zhuhai) Limited	August 23, 2002	The People's Republic of China	100

Tech Team Development Limited	October 22, 1999	Hong Kong	100

Luminous Lighting Technology (Asia) Limited	August 23, 2000	Hong Kong	100

Grandplex Development Limited	January 18, 1999	Hong Kong	100

Tech Team (China) Limited	May 22, 2002	The British Virgin Islands	100

Tomi Fuji Energy Management Services Consultants Limited	March 10, 2004	Hong Kong	100

Beijing Illumination (Hong Kong) Limited	October 11, 2002	Hong Kong	76.8

Beijing Aihua New Enterprise Lighting Appliance Company Limited	July 26, 1999	The People's Republic of China	76.8

Tomi Fuji Energy Pte. Limited	December 17, 2004	Singapore	80

Powerland Technology Limited	September 8, 2005	The British Virgin Islands	100

Lightscape Technologies (Macau) Limited	February 6, 2006	Macau	100

Lightscape Technologies (Greater China) Limited	April 11, 2007	Hong Kong	100

Pro Shing Construction Team Macau Limited	June 19, 2006	Macau	80